Exhibit 10.8

AMENDMENT #1 TO THE

SSE HOLDINGS, LLC

UNIT APPRECIATION RIGHTS PLAN

In order to amend the SSE Holdings, LLC Unit Appreciation Rights Plan, as amended (the “Plan”), this Amendment #1 to the SSE Holdings, LLC Unit Appreciation Rights Plan was adopted by the Board of Directors of SSE Holdings, LLC by unanimous written consent on August 15, 2012, effective as of August 15, 2012.

1.                                      Section 4.03 of the Plan is hereby amended and restated in its entirety to read as follows:

“Section 409A. It is intended that Unit Appreciation Rights be exempt from, or compliant with, section 409A of the Code, and the Plan and any Award Agreement shall be interpreted as such. Notwithstanding anything contained herein or in an Award Agreement to the contrary, no condition of continued employment or service relating to the payment in respect of a Unit Appreciation Right may be waived if such waiver would result in a violation of section 409A of the Code (and any such waiver shall be deemed null and void).”

2.                                      Section 6.02 of the Plan is hereby amended and restated in its entirety to read as follows:

“Base Amount. The Base Amount of a Unit Appreciation Right shall be determined by the Committee in its sole discretion (and may be based on the Fair Market Value of a Unit as determined pursuant to the Company’s most recent valuation).”